RETIREMENT AND TRANSITION AGREEMENT

This RETIREMENT AND TRANSITION AGREEMENT (this “Agreement”) is made and entered into by and between FBL Financial Group, Inc., including its affiliates by ownership or management (collectively, the “Company”), and James P. Brannen (“Executive”), effective as of November 20, 2019 (the “Effective Date”).

WHEREAS, Executive has been employed by the Company since 1991, culminating with Executive being named Chief Executive Officer of the Company in 2012 and continuing to serve in such capacity as of the date hereof; and

WHEREAS, Executive has notified the Board of Directors of the Company of his intention to retire in early 2020; and

WHEREAS, the Company and Executive wish to provide for the orderly transition of Executive’s duties to his successor, to recognize Executive’s service to the Company and to provide for Executive’s continued cooperation leading up to and upon separation from the Company.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree as follows:

1.    Transition of Duties; Conclusion of Employment; Consulting.

(a)    Effective as of December 31, 2019, Executive hereby resigns from the Board of Directors of FBL Financial Group, Inc., all current officer positions with the Company, and any committees thereof.

(b)    Executive shall remain in the position of Chief Executive Officer of the Company from the Effective Date through and including December 31, 2019, upon which date Executive shall be deemed, without further action by Executive or the Company, to have voluntarily stepped down from such position.

(c)    Effective January 1, 2020, Executive shall remain in the employ of the Company in the position of CEO Emeritus, reporting to the Company’s Chief Executive Officer. During the period from January 1, 2020 to February 28, 2020 (the “Retirement Date”), Executive shall assist in the orderly transition of his responsibilities and knowledge to the Chief Executive Officer and shall perform such other duties as may be assigned to him by the Chief Executive Officer.

(d)    Executive’s employment with the Company shall terminate and his retirement shall be effective as of the Retirement Date, upon which date Executive shall be deemed, without further action by Executive or the Company, to have retired and resigned from all positions Executive then holds with the Company. Executive agrees to execute any documents reasonably required to effectuate the foregoing.

(e)    For a period of twelve (12) months following the Retirement Date, Executive agrees to make himself reasonably available to the Company to periodically consult and advise the Company with respect to historical information and current management practices.

2.    Separation Benefits. Pursuant to this Agreement, Executive shall be entitled to the following payments and benefits:

(a)    For the period from the Effective Date through February 14, 2020, Executive shall continue to receive base salary at his current rate. For the period from February 14, 2020 through the Retirement Date, Executive shall receive a base salary in the total amount of $2,500. Payments of base salary shall be made on the Company’s regular pay days.

(b)    Any rights of Executive hereunder shall be in addition to any rights Executive may otherwise have under the benefit plans, agreements or arrangements of the Company to which he is a party or in which he is a participant, including, but not limited to, any Company-sponsored employee benefit plans, the

Management Performance Plan, Cash-Based Restricted Stock Unit Plan and related award agreements, Cash-Based Restricted Surplus Unit Plan and related award agreements, FBL Financial Group Retirement Plan, FBL Financial Group Supplemental Retirement Plan, Farm Bureau 401(k) Savings Plan, Executive Nonqualified Excess Plan, Farm Bureau Employer Match Deferred Compensation Plan and FBL Financial Group Executive Salary and Bonus Deferred Compensation Plan. The provisions of this Agreement shall not in any way abrogate Executive’s rights under such other plans, agreements or arrangements. Notwithstanding the foregoing, any unused vacation of Executive as of the Retirement Date shall be forfeited and no payment shall be made to Executive therefor.

(c)    Executive shall receive a transition bonus payment in the amount of $1,000,000, payable on February 28, 2020. For the avoidance of doubt, no benefits shall accrue under or be applicable to such amount, including without limitation under any of the benefit plans, agreements or arrangements listed in the preceding paragraph.

(d)    Executive shall receive his current company car, and laptop computer as of the Retirement Date.

3.    Covenants Regarding Confidentiality; Non-Solicitation; Competition.

(a)    Confidentiality. Executive acknowledges that during the course of his employment, he has acquired and/or generated information that the Company deems confidential and/or proprietary to the Company and/or subject to attorney-client privilege. In addition, Executive has had access to certain third-party information that has been provided to the Company on a confidential basis. Executive agrees that he may not use or disclose, or allow the use or disclosure by others of, any of the Company’s confidential, proprietary or attorney-client privileged information, or any information of others provided to the Company on a confidential basis, without the prior express written consent of the Company. Excluded from the provisions of this subparagraph (a) are communications by Executive to a government agency when such communications or information are provided for, protected under, or warranted by applicable law.

(b)    Non-Solicitation. Commencing on the Effective Date and continuing until the second anniversary of the Retirement Date, (the “Restricted Period”), Executive shall not, directly or indirectly, (i) solicit, divert or attempt to influence any person, firm, corporation or other entity who is or was a policyholder, contract holder, client or customer of the Company to terminate or decrease the amount of business such policyholder, contract holder, client or customer has placed or may place with the Company; (ii) solicit or recruit any employee of the Company, unless the employment of such employee with the Company has been terminated other than by an inducement of employment otherwise prohibited hereunder; or (iii) solicit, divert or attempt to influence any person, firm, corporation or other entity who is or was an agent of the Company to terminate or decrease the amount of business such person or entity conducts with the Company.

(c)    Competition. During the Restricted Period, without the prior written consent of the Company, Executive shall not serve as a director of any firm, corporation or other entity engaging in the business of insurance and/or wealth management with operations in any state in which the Company operates, and which competes directly with the Company, other than any such directorships Executive holds as of the Effective Date.

(d)    Severability of Provisions. In the event the provisions of this Section 3 should ever be adjudicated by a court of competent jurisdiction to exceed the time or geographic or other limitations permitted by applicable law, then such provisions shall be deemed reformed to the maximum time or geographic or other limitations permitted by applicable law, as determined by such court in such action. Each breach of the covenants set forth herein shall give rise to a separate and independent cause of action.

(e)    Injunctive Relief. Executive acknowledges the provisions of this Section 3 are reasonable and necessary to protect the legitimate interests of the Company, and any violation of this Section 3 will result in irreparable injury to the Company, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such violation would not be reasonable or adequate compensation to the Company for such a violation. Accordingly, Executive agrees that if he violates the provisions of this Section 3, in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to specific performance and injunctive relief without the necessity of proving actual damages or posting a bond.

4.    Code Section 409A Compliance. The Company and Executive each hereby affirm that it is their mutual view that the provision of payments and benefits described or referenced herein is exempt from or in compliance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the Treasury regulations relating thereto (“Section 409A”) and that each party’s tax reporting shall be completed in a manner consistent with such view. The Company and Executive each agree that upon the Retirement Date, Executive shall experience a “separation from service” for purposes of Section 409A. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation.

5.    Disclosure of Agreement. Executive understands and agrees that the Company is required to disclose the existence and terms of this Agreement, and to file a copy of this Agreement with the Securities and Exchange Commission as an exhibit to its periodic reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Executive consents to any such disclosure and filings deemed necessary or appropriate and made by the Company under the Exchange Act and pursuant to any other laws or regulations.

6.    Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all amounts that are required or authorized to be withheld, including, but not limited to, federal, state and local taxes and required or authorized payroll deductions. To the extent any such withholding obligation arises after any applicable payment has been made by the Company, Executive from time to time shall deliver to the Company, in a form and manner acceptable to the Company, cash or other payment (as determined by the Company) in an amount equal to the applicable withholding obligation.

7.    Continuing Cooperation. Executive agrees that he shall cooperate with the Company, its agents and its attorneys with respect to any matters in which Executive was involved during Executive’s employment with the Company or about which Executive has information, and will provide upon request from the Company all such information or information about any such matter.

8.    Notices. All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national or international courier service or certified or registered mail, and addressed to Executive at the last known address on the books of the Company or, in the case of the Company, at the Company’s principal place of business, attention of the Chairman of FBL Financial Group, Inc., or to such other address as either party may specify by notice to the other.

9.    Successors and Assigns. This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors.

10.    Headings. The headings in this Agreement are not part of the provisions hereof and shall have no force or effect.

11.    Amendment. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective permitted successors and assigns.

12.    Governing Law; Venue; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Iowa without giving effect to any choice or conflict of law provision or rule (whether of the State of Iowa or any other jurisdiction). Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of Iowa or any court of the State of Iowa located in Polk County in any action, suit or proceeding arising out of or relating to this Agreement. Each party hereby irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in such a court and any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum. EACH OF THE PARTIES IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY MATTER BASED UPON OR ARISING OUT OF THIS AGREEMENT.

13.    Severability.    In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

14.    Entire Agreement. This Agreement constitutes the entire agreement between Executive and the Company with respect to the subjects addressed herein and supersedes all prior agreements, understandings and representations, written or oral, with respect to those subjects.

15.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and which together shall be deemed to be one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

FBL FINANCIAL GROUP, INC.	JAMES P. BRANNEN
By: /s/ Craig D. Hill	/s/ James P. Brannen
Craig D. Hill	James P. Brannen
Chairman, Board of Directors

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